Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated December 2, 2005)	Registration No. 333-127245

ADVANCED MEDICAL OPTICS, INC.

$150,000,000

1.375% Convertible Senior Subordinated Notes due 2025

and

Shares of Common Stock Issuable Upon Conversion of the Notes

_________________

This prospectus supplement supplements the prospectus dated December 2, 2005, as supplemented by prospectus supplements dated December 9, 2005, January 9, 2006, January 31, 2006, February 10, 2006, March 10, 2006, April 24, 2006 and June 13, 2006, relating to the resale by certain of our securityholders of up to $150,000,000 aggregate principal amount at maturity of our 1.375% Convertible Senior Subordinated Notes due 2025 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The information appearing under the heading “Selling Securityholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

Name of Selling Securityholder	Amount of Notes Offered Hereby	Percentage of Aggregate Principal Amount of Notes Outstanding	Number of Shares of Common Stock Owned (1) (2)	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding (3)
HBMC LLC (4)	5,000,000	3.3%	105,042	105,042	**
Highbridge International LLC (5)	16,500,000	11.0%	346,638	346,638	**

**	Represents less than 1.0% of the common stock outstanding.

(1)

Assumes conversion of all of the holder’s notes at a conversion rate of 21.0084 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes — Conversion Rights — Make Whole Amount” and “Description of the Notes — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Includes shares of common stock issuable upon conversion of the notes in addition to any other shares of common stock identified to us by the selling securityholder as owned by it. See footnote (1).

(3)

Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 59,324,682 common shares outstanding as of August 2, 2006. In calculating this amount for such holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all such holder’s notes, but we did not assume conversion of any other holder’s notes.

(4)

Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of HBMC LLC (“HBMC”) and consequently has dispositive power over the notes, and voting and dispositive power over the shares of common stock underlying the notes, held by HBMC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HBMC.

(5)

Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International LLC (“HIC”) and consequently has dispositive power over the notes, and voting and dispositive power over the shares of common stock underlying the notes, held by HIC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of the accompanying prospectus beginning on page 6.

_________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________

The date of this prospectus supplement is August 4, 2006.